EXCHANGEABLE SUBORDINATED NOTE


$1,720,000                                                       April 29, 1996


                  FOR VALUE RECEIVED, the undersigned, Factory Stores of America, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to Network Fund III, Ltd., a Cayman Island corporation (the "Lender"), in immediately available funds, (a) the principal sum of One Million Seven Hundred Twenty Thousand Dollars ($1,720,000), or such other amount as is then outstanding hereunder, on or before December 31, 1996 and (b) interest thereon as provided in section 2 hereof.

                  This note is issued pursuant to the terms of the Note Purchase Agreement (as defined below), and evidences a loan made by the Lender to the Borrower pursuant thereto.

1. Definitions. As used in this note, the following terms shall have the following meanings.

         a. "Aggregate Consideration Receivable" by the Borrower in connection with the issuance of any shares of Common Stock (or any rights, warrants, options or convertible or exercisable securities entitling the holders thereof to subscribe for or purchase any shares of Common Stock or any stock appreciation rights entitling the holders thereof to any interest in an increase in value, however measured, of shares of Common Stock) means the sum of:

                  i. the aggregate consideration paid to the Borrower for such shares, rights, warrants, options or convertible or exercisable securities and

                  ii. the aggregate consideration or premiums stated in such rights, warrants, options or convertible or exercisable securities to be payable for the shares of Common Stock covered thereby, calculated in each case in accordance with section 5(d)(v) hereof. In case all or any portion of the consideration to be received by the Borrower may be paid in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors or a duly authorized committee thereof (irrespective of the accounting

360268.1
                  treatment thereof), and described in a resolution of the Board of Directors or such committee.

         b. "Bank One" means Bank One, Dayton, National Association, a nationalbanking association.

         c. "Bank One Facility" means (i) the Credit Agreement dated April 13, 1994, between Borrower and Bank One, as amended by a First Amendment to Credit Agreement dated as of June 29, 1994, a Letter Agreement dated December 28, 1994 and a Second Amendment to Credit Agreement dated January 16, 1995,
                  (ii) an Amended and Restated Credit Agreement dated as of February, 1, 1995, between Borrower and Bank One, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of March 2, 1995, (iii) a Second Amended and Restated Credit Agreement dated as of May 1, 1995, between Borrower and Bank One, as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of May 22, 1995, (iv) a Third Amended and Restated Credit Agreement dated as of July 14, 1995, between Borrower and Bank One (v) a Promissory Note dated January 11, 1996, executed by Borrower in favor of Bank One in the original principal amount of $5,000,000, (v) a Promissory Note dated January 26, 1996, executed by Borrower in favor of Bank One in the original principal amount of $1,000,000 and (vi) the refinancing of such obligations pursuant to the terms and conditions of a commitment letter dated on or about April 2, 1996 between Bank One and Borrower.

         d. "Board of Directors" means the board of directors of the Borrower.

         e. "Borrower" means Factory Stores of America, Inc., a Delaware corporation.

         f.       "Borrower Senior Management" shall mean C. Cammack Morton.

         g. "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

         h. "Capital Stock" means any and all shares, rights to purchase, warrants, options, convertible securities, participations in or other equivalents of or interests (other than security interests) in (however designated and whether voting or nonvoting) corporate stock.


                                      -2-
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         i.       "Certificate of Designation" means the Certificate of
                  Designation, Preferences and Rights of the Series A Preferred Stock, in the form attached to the Note Purchase Agreement as exhibit 2.1(b) thereto.

         j.       "Change in Control Event" means any of the following events:

                  (i) the consummation of a merger or consolidation of the Borrower with or into another entity.

                  (ii) the consummation of a sale by the Borrower of the Borrower or all or a material portion of its assets or business by any means.

                  (iii) the consummation by any Person (including the Borrower) of a tender offer or exchange offer for all or part of the outstanding shares of the Borrower's Common Stock.

                  (iv) the payment by the Borrower of a liquidating distribution or partial liquidating distribution to holders of any shares of the Borrower's Common Stock.

         k. "Common Stock" means the Common Stock, par value $ 0.01 per share, of the Borrower and, in the case of a reclassification, recapitalization or other similar change in such Common Stock or in the case of a consolidation or merger of the Borrower with or into another Person, such consideration to which a holder of a share of Common Stock would have been entitled upon the occurrence of such event.

         l. "Conversion Date" has the meaning indicated in section 5(b)(iii) hereof.

         m. "Conversion Notice" has the meaning indicated in section 5(b)(i) hereof.

         n. "Conversion Price" shall initially be the dollar amount specified in section 5(a)(ii) hereof, and shall thereafter be the dollar amount determined in accordance with the provisions of section 5(d) hereof.

         o. "Conversion Right Triggering Event" means any of the following events:

                  i. for any reason, the Exchange Closing Date or the Effective Date of the Certificate of Designation shall not have occurred on or prior to November 1, 1996.

                  ii. an Event of Default shall have occurred and be continuing.

                                      -3-
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




                  iii.     a Change in Control Event shall have occurred.

         p. "Conversion Right Triggering Event Per Share Consideration," with respect to any Conversion Right Triggering Event, means the closing price of the Common Stock on the date such Conversion Right Triggering Event occurs; provided that, in the case of a Conversion Right Triggering Event described in section 1(a)(o)(i) hereof, "Conversion Right Triggering Event Per Share Consideration" shall mean the last sale price, or the closing bid price if no sale occurred, of the Common Stock on the New York Stock Exchange on the Conversion Date following such Conversion Right Triggering Event.

         q. "Effective Date Notice" has the meaning indicated in section 4(b) hereof.

         r. "Effective Date of the Certificate of Designation" means the date as of which the Certificate of Designation shall have become effective in accordance with section 103 of the General Corporation Law of the State of Delaware.

         s. "Effective Purchase Price per Share" at which the Borrower issues any shares of Common Stock (or any rights, warrants, options or convertible or exercisable securities entitling the holders thereof to subscribe for or purchase any shares of Common Stock or any stock appreciation rights entitling the holders thereof to any interest in an increase in value, however measured, of shares of Common Stock) shall mean an amount equal to the ratio of:

                  i. the Aggregate Consideration Receivable by the Borrower in connection with the issuance of such shares of Common Stock (or any such rights, warrants, options, convertible or exercisable securities or stock appreciation rights) to

                  ii. the number of shares of Common Stock so issued (or issuable upon the exercise or conversion of such rights, warrants, options or convertible or exercisable securities or the Common Stock equivalent, as nearly as it may be calculated, of such stock appreciation rights).

         t. "Event of Default" means an event of default or an event which, with the lapse of time, the giving of notice or both, would constitute an event of default under any Indebtedness in a principal amount in excess of $1,000,000 to which the Borrower or any of its subsidiaries is a party or would permit the acceleration of Indebtedness in a principal amount in

                                      -4-
360268.1
                  excess of $250,000 to which the Borrower or any of its subsidiaries is a party.

         u. "Exchange Closing Date" has the meaning indicated in section 4(e) hereof.

         v. "Exchange Closing Notice" has the meaning indicated in section 4(c)(ii) hereof.

         w. "Exchange Decline Notice" has the meaning indicated in section 4(c)(i)(2) hereof.

         x. "Excluded Transaction" means the issuance of shares of Capital Stock of the Borrower to employees or directors of the Borrower under an employee benefit plan or arrangement adopted by the Borrower ; provided, however, in no event shall the aggregate amount of all such issuances exceed 10% of the issued and outstanding shares of Capital Stock of the Borrower on the date prior to the date of this note (calculated on a fully-diluted basis) .

         y. "Fair Market Value" of the Common Stock, as of any date, means the average of the closing prices of Common Stock for the 30 consecutive Trading Days next preceding such date. The closing price for each day shall be the last sale price, or the closing bid price if no sale occurred, of Common Stock on the New York Stock Exchange.

         z. "Indebtedness" means any obligation for money borrowed, including lease obligations that are capitalized for financial accounting purposes on the books of the lessee and the Class A, Class B and Class C Collateralized Commercial Mortgage Notes issued by FSA Finance, Inc., pursuant to the Indenture dated as of May 22, 1995 among FSA Finance, Inc., Fleet Management and Recovery Corporation and Bank One, Columbus, N.A.

         aa. "Interest Payment Date" has the meaning indicated in section 2(a) of this note.

         ab. "Lender" has the meaning indicated in the first paragraph of this note.

         ac. "Note Event of Default" means an Event of Default as defined in section 11 of the Note Purchase Agreement.

         ad. "Note Purchase Agreement" means that certain note purchase agreement, dated as of April 2, 1996, by and among the Borrower,

                                      -5-
360268.1

                  Blackacre Bridge Capital, L.L.C., a Delaware limited liability company, and Gildea Management Company, a Delaware corporation.

         ae. "Person" means an individual, a corporation, a partnership (including a limited partnership and limited liability partnership), a limited liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization, or any other entity.

         af. "Series A Preferred Stock" means the Series A Convertible Preferred Stock, par value $25.00 per share, of the Borrower, the designation, preferences and rights of which are set forth in the Certificate of Designation.

         ag. "Trading Day" means any day on which the New York Stock Exchange is open for business.

         ah. "Triggering Dividend" has the meaning indicated in section 2(a) of this note.

2.       Interest.

         a. Interest shall be payable on this note in immediately available funds on each date (an "Interest Payment Date") on which any dividend or distribution (the "Triggering Dividend") is paid on the Common Stock, provided that:

                  i. such Interest Payment Date occurs on or after the date of this note, regardless of whether this note is outstanding on such Interest Payment Date, and

                  ii. the record date for such dividend or distribution occurs on or prior to the date that the principal amount of this note has been paid in full.

         b. Interest payable with respect to this Note on any Interest Payment Date shall represent interest accrued on this note for the period ending on the record date for the Triggering Dividend relating to such interest payment and beginning on the date hereof, in the case of interest payable on the first Interest Payment Date, and beginning on the date after the record date relating to the dividend or distribution on the Common Stock immediately preceding the Triggering Dividend, in the case of each successive Interest Payment Date.


                                      -6-
360268.1

         c. The amount of interest payable on this note on the first Interest Payment Date shall be equal to interest accrued hereon at a rate of 11.11% per annum for the period from date hereof to and including the record date for the Triggering Dividend payable on such initial Interest Payment Date.

         d. The amount of interest payable on this note on each subsequent Interest Payment Date shall be equal to the product of:

                  i. the aggregate number of shares of Series A Preferred Stock issuable on exchange of this note pursuant to section 4(a) hereof, based on the outstanding principal amount of this note on the close of business on the record date for such Triggering Dividend,

                  ii. the number of shares of Common Stock issuable on conversion on the record date for such Triggering Dividend (or that would be issuable on conversion on such record date if the Preferred Stock were outstanding on that date) of a single share of Series A Preferred Stock, and

                  iii. the amount of the Triggering Dividend per share of Common Stock.

3. Subordination. The indebtedness evidenced by this note shall be subordinate and junior in right of payment to all existing and future senior Indebtedness of the Borrower for borrowed money, including without limitation Indebtedness arising under the Bank One Facility, or any refinancing thereof, in the event of any liquidation, dissolution or winding-up of the affairs of Borrower, either voluntary or involuntary.

4.       Exchange.

         a. This note shall be mandatorily exchanged for shares of Series A Preferred Stock at the rate of $25 principal amount of this note for each share of Series A Preferred Stock, on the terms and subject to the conditions specified in this section 4.

         b. Promptly after the Effective Date of the Certificate of Designation, the Borrower shall give written notice (the "Effective Date Notice") to the Lender, which notice shall:

                  i. certify that the Certificate of Designation has become effective in accordance with section 103 of the General Corporation Law of the State of Delaware;

                                      -7-
360268.1

                  ii. state that the Borrower is prepared to issue to the Lender or its designee or designees the shares of Series A Preferred Stock issuable on exchange of this note in accordance with this section 4; and

                  iii. be accompanied by a certificate of the President or Chief Financial Officer of the Borrower either:

                           (1)      stating that the conditions to the
                                    mandatory exchange of this note for shares of Series A Preferred Stock set forth in section 4(f) hereof have been satisfied, or

                           (2) identifying in reasonable detail the reasons why and in what manner the conditions to the mandatory exchange of this note for shares of Series A Preferred Stock set forth in section 4(f) hereof have not been satisfied.

         c. The Lender shall, within 10 Business Days of receipt of the Effective Date Notice by the Lender,

                  i. if such Effective Date Notice is accompanied by a certificate described in section 4(b)(iii)(2) hereof:

                           (1) give written notice to the Borrower stating that the Lender intends to exchange this note for shares of Series A Preferred Stock, notwithstanding the matters referred in such certificate, in which event section 4(c)(ii) hereof shall apply; or

                           (2) give written notice (the "Exchange Decline Notice") to the Borrower stating that the Lender does not intend to exchange this note for shares of Series A Preferred Stock, in which event the Borrower shall have no further obligation to provide the Lender with an opportunity to exchange this note for shares of Series A Preferred Stock and the Lender shall have no further obligation to exchange this note for shares of Series A Preferred Stock.

                  ii. if such Effective Date Notice is accompanied by a certificate described in section 4(b)(iii)(1) hereof and not section 4(b)(iii)(2) hereof, or if the Lender shall have given the notice specified in section 4(c)(i)(1) hereof, give written notice (the "Exchange Closing Notice") to the Borrower setting forth:


                                      -8-
360268.1

                           (1) the time, date (which shall be not more than 20 Business Days from the date of receipt of the Effective Date Notice by the Lender) and place of the exchange of this note for shares of Series A Preferred Stock in accordance with this section 4, and

                           (2) the name or names in which the certificate or certificates representing the shares of Series A Preferred Stock to be issued on exchange of this note should be registered and the number of shares to be represented by such certificate or certificates.

         d. On the time and date and at the place specified in the Exchange Closing Notice (unless the Lender and the Borrower shall agree in writing at another time, date and/or place, in which event at such other time, date and/or place):

                  i. the Lender shall deliver to the Borrower this note marked paid in full, against delivery to the Lender by the Borrower of the items specified in section 4(d)(ii) hereof; and

                  ii.      the Borrower shall deliver to the Lender:

                           (1)      a stock certificate or certificates
                                    representing the shares of Series A
                                    Preferred Stock issuable on exchange of
                                    this note in accordance with this section 4 registered in the name or names and representing the number of shares specified in the Exchange Closing Notice, and

                           (2) a certificate of the president or any vice president of the Borrower, dated the Exchange Closing Date, certifying that the conditions set forth in section 4(f) hereof have been complied with, against delivery to the Borrower by the Lender of this note marked cancelled and paid in full.

         e. This note shall be deemed to have been exchanged for shares of Series A Preferred Stock and to have been paid in full and cancelled as of the date of delivery of the items specified in sections 4(d)(i) and (ii) hereof, which date is herein referred to as the "Exchange Closing Date."

         f. The mandatory exchange of this note for shares of Series A Preferred Stock in accordance with this section 4 shall be subject to satisfaction

                                      -9-
360268.1

                  (or waiver in the sole discretion of the Lender) of each of the following conditions on or prior to the Exchange Closing
                  Date:

                  i. there shall have not occurred and be continuing an Event of Default or an event which, with the lapse of time or notice or both, would constitute an Event of Default; and

                  ii. Borrower Senior Management incumbent with the Borrower on March 1, 1996 shall be incumbent with the Borrower on the Exchange Closing Date with substantially the same duties and responsibilities as on March 1, 1996.

         g.       If:

                  i. the Borrower delivers an Effective Date Notice complying in all regards with the requirements of sections 4(b)(i), (ii) and (iii) hereof and such Effective Date Notice is not accompanied by a certificate described in section 4(b)(iii)(2) hereof, and

                  ii. the Lender fails timely to deliver either an Exchange Closing Notice or an Exchange Decline Notice,

                  then the Borrower may deliver to the Lender, as specified in section 16(c) hereof, the items specified in section 4(d)(ii) hereof and, upon such delivery, this note shall be deemed to have exchanged for shares of Series A Preferred Stock and to have been paid in full and cancelled as of the date of delivery by the Borrower to the Lender of such items.

5.       Conversion.

         a.       Right of conversion.

                  i. From and after the occurrence of a Conversion Right Triggering Event, this note shall be convertible at the option of the holder thereof, except to the extent of any limitations imposed under Policy 312.03(c) of the New York Stock Exchange, in whole or in part, into a number of fully paid and non-assessable shares of Common Stock equal to the ratio of:

                           (1) the principal amount of this note or the portion thereof to be converted to

                           (2) the Conversion Price in effect on the Conversion Date,


                                      -10-
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



                           or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this section 5, at any time and from time to time.

                  ii. For purposes of this note, the "Conversion Price" shall initially be the lesser of:

                           (1)      $9.00 per share and

                           (2) the average of the daily closing prices (last close price, regular way) of the Common Stock on the New York Stock Exchange for the 30-day period ending May 1, 1996, as such Conversion Price may be adjusted from time to time in accordance with the provisions of this section 5.

                  iii. Not later than May 15, 1996, the Borrower shall provide written notice to the holder of this note at the address indicated herein setting forth the Conversion Price as of the date of such notice.

                  iv. The Borrower will give the Lender written notice of any Change in Control Event (other than an event described in section 1(j)(iii) hereof) no later than 10 Business Days in advance of such Change in Control Event and will give the Lender written notice of any Change in Control Event described in section 1(j)(iii) hereof promptly after the Borrower becomes aware of such event.

                  v. If, at the time of receipt by the Borrower from the Lender of a Conversion Notice, the Borrower is precluded by Policy 312.03(c) of the New York Stock Exchange or any other law, rule or regulation to which Borrower is subject from converting this note in whole or in part into shares of Common Stock on the terms and subject to the conditions set forth in this section 5, then the portion of the principal amount of this note not so precluded from being converted shall be converted as provided in this section 5 and the maturity date of the balance of the principal amount of this note shall be extended to March 31, 1997 and the Borrower will continue to pay interest thereon as provided in section 2 hereof.

                  vi. If the maturity date of a portion of this note is extended as provided in section 5(a)(v) hereof, on March 31, 1997 the Borrower will pay to the Lender, in full satisfaction of this note, an amount in cash (or other consideration acceptable to the Lender

                                      -11-
360268.1
                           in the Lender's sole discretion having a value) equal to the sum of:

                           (1)      the principal amount of this note then
                                    outstanding,

                           (2)      the product of:

                                    (a)     the ratio of

                                            (i)      the principal amount of
                                                     this note then outstanding
                                                     on the date of the
                                                     Conversion Notice referred
                                                     to in section 5(a)(v)
                                                     hereof to

                                            (ii)     the Conversion Price in
                                                     effect on the date of the
                                                     Conversion Notice referred
                                                     to in section 5(a)(v)
                                                     hereof, and

                                    (b)     the difference between:

                                            (i)      the Conversion Right
                                                     Triggering Event Per Share
                                                     Consideration and

                                            (ii)     the Conversion Price in
                                                     effect on the date of the
                                                     Conversion Notice referred
                                                     to in section 5(a)(v)
                                                     hereof; and

                           (3) interest on this note, at an annual rate equal to the ratio of (i) four times the most recent quarterly dividend per share paid or payable on the Common Stock to (ii) the Conversion Price in effect on March 31, 1997, for the period beginning on the record date for the Triggering Dividend relating to the most recent dividend paid or payable on the Common Stock and ending on March 31, 1997.

                  vii.     Interest on any overdue amounts payable under
                           section 5(a)(vi) hereof shall accrue at the default rate of 15% per annum and shall be payable to the extent accrued on the first date of each month.

                  viii. If the maturity date of a portion of this note is extended as provided in section 5(a)(v) hereof, nothing in this note shall preclude the Lender from converting this note or any portion

                                      -12-
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



                           thereof outstanding at any time on or prior to the date the principal amount of this note is paid in full.


         b.       Conversion Procedures.

                  i. In order to exercise the conversion privilege, the holder of this note shall surrender this note to the Borrower and shall give written notice to the Borrower ("Conversion Notice") that the holder of this note elects to convert this note, or the portion thereof specified in said notice, into shares of Common Stock. The Conversion Notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued. This note shall, upon surrender for conversion, unless the shares issuable on conversion are to be issued in the same name as the registration of this note, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Borrower duly executed by, the holder of this note or its duly authorized attorney.

                  ii. Within ten Business Days after receipt of a Conversion Notice and surrender of this note, the Borrower shall issue and deliver to the holder of this note (or upon the written order of the holder of this note) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this note or portion thereof in accordance with the provisions of this section 5, and cash in respect of any fractional shares of Common Stock issuable upon such conversion, as provided in section 5(c) hereof. If less than the total outstanding principal amount of this note is to be converted, the Borrower shall issue, execute and deliver or cause to be issued, executed and delivered to (or upon the written order of) the holder of this note, without charge to the holder of this note, a new note, in the form hereof, for a principal amount equal to the unconverted portion of this note.

                  iii. Each conversion shall be deemed to have been effected on the date (the "Conversion Date") on which this note shall have been surrendered to the Borrower and a Conversion Notice with respect to such note shall have been received by the Borrower, as described above. Any Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares represented thereby on the Conversion Date;

                                      -13-
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



                           provided, however, that surrender of this note on any date when the stock transfer books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificate or certificates shall have been surrendered.

                  iv. Except as otherwise provided in this section 5, no payment or adjustment will be made for dividends or other distributions with a record date prior to the Conversion Date with respect to any shares of Common Stock issuable upon conversion of this note as provided herein.

         c. Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of this note. If any fractional shares of Common Stock would, but for this section 5(c), be issuable upon the conversion of this note, the Borrower shall promptly after the Conversion Date make a payment therefor in cash equal to the Fair Market Value of such fractional share of Common Stock on the first Business Day immediately preceding the Conversion Date.

         d. Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Borrower as follows:

                  i.      if the Borrower shall at any time after March 1, 1996:

                           (1) declare a dividend or distribution on the Common Stock payable in shares of Common Stock not otherwise payable to a holder of this note as interest pursuant to section 2 hereof,

                           (2) subdivide or reclassify outstanding shares of Common Stock into a greater number of shares,

                           (3) combine shares of outstanding Common Stock into a smaller number of shares,

                           (4) declare a dividend or distribution on the Common Stock in shares of any series of its Capital Stock other than Common Stock, or


                                      -14-
360268.1

                           (5) issue by reclassification of any shares of its outstanding Common Stock, shares of any series of its Capital Stock or any obligation of the Corporation or other property,

                           then the conversion privilege and the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of this note shall be entitled to receive the number of shares of Common Stock or other Capital Stock and/or property of the Borrower which the holder of this note would have owned or would have been entitled to receive after the happening of any of the events described above had this note been converted immediately prior to the happening of such event. Such adjustment shall become effective immediately after the applicable record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustments shall be made successively whenever any event referred to above shall occur.

                  ii. If the Borrower shall at any time after March 1, 1996 issue any shares of Common Stock (or any rights, warrants, options or convertible or exercisable securities entitling the holders thereof to subscribe for or purchase any shares of Common Stock or any stock appreciation rights entitling the holders thereof to any interest in an increase in value, however measured, of shares of Common Stock) for an Effective Purchase Price per Share less than the Conversion Price in effect immediately prior to the date of such issuance, then the Conversion Price shall be adjusted to equal the ratio of:

                           (1)      the sum of:

                                    (a)     the product of:

                                            (i)      the number of shares of
                                                     Common Stock outstanding
                                                     immediately prior to such
                                                     issuance and

                                            (ii)     the Conversion Price in
                                                     effect immediately prior
                                                     to such issuance and

                                    (b)     the Aggregate Consideration
                                            Receivable by the Borrower in
                                            connection with such issuance to


                                      -15-
360268.1

                           (2)      the sum of:

                                    (a)     the number of shares of Common
                                            Stock outstanding immediately prior
                                            to such issuance and

                                    (b)     the number of additional shares of
                                            Common Stock to be so issued
                                            (including the number of shares
                                            underlying such rights, warrants,
                                            options or convertible or
                                            exercisable securities).

                           If the Borrower shall at any time after March 1, 1996 issue any shares of Common Stock (or any rights, warrants, options or convertible or exercisable securities entitling the holders thereof to subscribe for or purchase any shares of Common Stock or any stock appreciation rights entitling the holders thereof to any interest in an increase in value, however measured, of shares of Common Stock) in an Excluded Transaction the Conversion Price in effect immediately prior to the date of such issuance shall not be adjusted as the result of such Excluded Transaction.

                           Such adjustment shall be made successively whenever any shares, rights, warrants, options, convertible or exercisable securities or stock appreciation rights are issued at an Effective Purchase Price per Share that is less than the Conversion Price in effect on the date of such issuance. To the extent that any such rights, warrants, options, convertible or exercisable securities or stock appreciation rights expire without having been converted or exercised, the Conversion Price then in effect shall be readjusted to the Conversion Price which then would be in effect if such rights, options, warrants, convertible or exercisable securities or stock appreciation rights had not been issued, but such readjustment shall not affect the number of shares of Common Stock or other shares of Capital Stock delivered upon any conversion prior to the date such readjustment is made.

                  iii. If the Borrower shall at any time after March 1, 1996 distribute to all holders of its Common Stock any of its assets or debt securities, or rights, options, warrants or convertible or exercisable securities of the Borrower (including securities issued for cash, but excluding distributions of Capital Stock referred to in section 5(d)(i) hereof), then in each such case, the Conversion Price shall be adjusted to equal the Conversion Price in effect immediately prior to such distribution less an amount equal to the then fair market value (as reasonably determined by the Board of

                                      -16-
360268.1

                           Directors, in good faith and as described in a resolution of the Board of Directors) of the portion of the assets or debt securities of the Borrower so distributed or of such rights, options, warrants or convertible or exchangeable securities applicable to one share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of shares entitled to receive such distribution. Such adjustment shall be made successively whenever any event listed above shall occur. Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made upon the distribution to holders of Common Stock of such rights, options, warrants, convertible securities, assets or debt securities if the plan or arrangement under which such rights, options, warrants, convertible securities, assets or debt securities are issued provides for their issuance to the holder of this note in the same pro rata amounts upon conversion thereof.

                  iv. In any case in which this section 5(d) provides that an adjustment shall become effective immediately after a record date for an event, the Borrower may defer until the occurrence of such event:

                           (1) issuing to the Holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and

                           (2) paying to such Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to section 5(c).

                  v. For purposes of any computations of Aggregate Consideration Receivable or other consideration pursuant to this section 5, the following shall apply:

                           (1) in the case of the issuance of shares of Capital Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Borrower for any underwriting of the issue or otherwise in connection therewith; and


                                      -17-
360268.1

                           (2) in the case of the issuance of shares of Capital Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors or a duly authorized committee thereof (irrespective of the accounting treatment thereof), and described in a resolution of the Board of Directors or such committee.

                  vi. If after an adjustment the holder of this note may, upon conversion of such note, receive shares of two or more classes of Capital Stock of the Borrower, the Borrower shall determine on a fair basis the allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the conversion privilege and the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this section 5.

                  vii.     In no event shall an adjustment pursuant to this
                           section 5 reduce the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this note.

                  viii. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price then in effect.

         e. Effect of Reclassification, Consolidation, Merger or Sale. If this note is outstanding and there shall occur:

                  i. any reclassification or change of outstanding shares of Common Stock issuable upon conversion of this note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination),

                  ii. any consolidation or merger of the Borrower with or into another Person shall be effected as a result of which holders of Common Stock issuable upon conversion of this note shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or

                  iii. any sale or conveyance of the properties and assets of the Borrower as, or substantially as, an entirety to any other Person,


                                      -18-
360268.1
                  this note shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of this note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. In any such case, appropriate adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this section 5.

                  If this section 5(e) applies with respect to a transaction, section 5(d) hereof shall not apply with respect to that transaction. The above provisions of this section 5(e) shall similarly apply to successive reclassifications, consolidations, mergers and sales.

         f. Taxes on Shares Issued. The issuance of stock certificates upon conversion of this note shall be made without charge to the converting the holder of this note for any tax in respect of the issuance thereof.

         g. Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements. The Borrower shall reserve, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Common Stock to provide for the conversion of this note from time to time outstanding. The Borrower covenants that all shares of Common Stock which may be issued upon conversion of this note will upon issuance be fully paid and nonassessable by the Borrower and free from all taxes, liens and charges with respect to the issuance thereof.

         h.       Notice to Holders Prior to Certain Actions.

                  i.       If:

                           (1) the Borrower shall take any action that would require an adjustment in the Conversion Price pursuant to section 5(d) hereof; or

                           (2) any event described in section 5(e) hereof shall occur; or

                           (3) the voluntary or involuntary dissolution, liquidation or winding-up of the Borrower shall occur;

                           the Borrower shall cause notice of such proposed action or event to be mailed to the holder of this note, as promptly as possible

                                      -19-
360268.1
                           but in any event no later than the later of (x) the date 15 days prior to the record date for such proposed action or the effective date of such event or (y) the date on which the Borrower first publicly announces such proposed action or event.

                  ii.      In any event, such notice shall specify:

                           (1) the date on which a record is to be taken for the purpose of such action, or, if a record is not to be taken, the date as of which the holders of record of Common Stock are to be determined, or

                           (2) the date on which such proposed event is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such event.

6. Note Events of Default. Upon the occurrence of a Note Event of Default, the unpaid principal amount of this note, together with all interest accrued and unpaid thereon, shall become, or may be declared to be, immediately due and payable, upon the conditions and with the effect provided in section 12 of the Note Purchase Agreement.

7. LIMITATION ON INTEREST. NOTWITHSTANDING ANY OTHER PROVISION HEREOF, IN NO EVENT SHALL THE AMOUNT OR RATE OF INTEREST (INCLUDING TO THE EXTENT APPLICABLE ANY DEFAULT RATE INTEREST OR LATE PAYMENT CHARGE) PAYABLE, CONTRACTED FOR, CHARGED OR RECEIVED UNDER OR IN CONNECTION WITH THIS NOTE, FROM TIME TO TIME OR FOR WHATEVER REASON, EXCEED THE MAXIMUM RATE OR AMOUNT, IF ANY, SPECIFIED BY APPLICABLE LAW. If from any circumstance whatsoever fulfillment of any provision hereof or other documents at the time performance of such provision shall be due shall involve transcending the limit of such validity, and if from any such circumstance the Lender shall ever receive an amount deemed interest by applicable law which shall exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing hereunder or on account of any other principal indebtedness of the undersigned to the Lender, and not to payment of interest or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, the excess shall be refunded to the Borrower. All sums paid or agreed to be paid by the Borrower for the use, forbearance or detention of the indebtedness of the Borrower to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full

                                      -20-
360268.1
         term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform through the term hereof. The terms and provisions of this section 7 shall control and supersede every other provision of all agreements between the Borrower and the Lender and all obligations of the Borrower to the Lender.

8. Enforceability. The Borrower acknowledges that this note and the Borrower's obligations under this note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be a valid, legally binding obligation of the Borrower enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity. This note and the Note Purchase Agreement set forth the entire agreement and understanding of the Lender and the Borrower with respect to the Transactions contemplated hereby and thereby, and the Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any setoff, counterclaim or crossclaim of any nature whatsoever with respect to this note or the obligations of the Borrower hereunder in any action or proceeding brought by the Lender to collect amounts owing under this note, or any portion thereof; provided, however, that the foregoing shall not be deemed a waiver of the Borrower's right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of the Borrower's right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against the Lender in any separate action or proceeding. The Borrower acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist with respect to this note or with respect to the obligations of the Borrower under this note, except those specifically set forth in this note.

9. WAIVERS AND SPECIAL AGREEMENTS. THE BORROWER HEREBY MAKES AND ACKNOWLEDGES THAT IT MAKES ALL OF THE WAIVERS AND SPECIAL AGREEMENTS ("WAIVERS") SET FORTH IN THIS NOTE KNOWINGLY, INTENTIONALLY, VOLUNTARILY, WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF SUCH WAIVERS WITH ITS ATTORNEY; THE BORROWER FURTHER ACKNOWLEDGES THAT THE BORROWER UNDERSTANDS THE RIGHTS BEING WAIVED AND THAT THE WAIVERS ARE A MATERIAL INDUCEMENT TO THE LENDER TO MAKE THIS NOTE TO THE BORROWER; THAT THE TERMS OF THIS NOTE ARE FAVORABLE TO THE BORROWER AND THAT THE LENDER WOULD NOT HAVE MADE THIS NOTE ON SUCH TERMS WITHOUT SUCH WAIVERS. The Borrower and all other parties now or hereafter liable hereon, jointly and severally, with respect to this note:

                                      -21-
360268.1

         a. acknowledge that the transaction of which this note is a part is part of a commercial transaction,

         b.       waive any and all (from time to time):

                  i. grace, diligence, demand, presentment for payment, protest, notice of any kind (including disclosure of facts which materially increase risks, notice of protest, acceptance, liability, suit, demand, or action, dishonor, payment or nonpayment, protest, intention to accelerate or acceleration, extension or renewal) except as otherwise expressly required in the Note Purchase Agreement; and

                  ii. agree that any delay in exercising, failure to exercise, or non- exercise (or partial exercise), from time to time, by the Lender of any obligation or of any rights or remedies (or to insist upon strict performance) in any one or more instances shall not constitute a waiver thereof (or preclude full exercise or insistence upon strict performance thereof) in that or any other instance, and any single exercise of any such right or remedies in any one or more instances shall not preclude full exercise in any other instance.

10. Calculations of Amounts Due. All calculations of amounts due on any date, whether by acceleration or otherwise, will be made by the Lender (or its agent or representative) and the Borrower agrees that all such calculations will be conclusive and binding absent manifest error.

11. Amendments. This note may not be modified, amended, changed or terminated orally, but only by an agreement in writing signed by the Borrower and the Lender. No waiver of any term, covenant or provision of this note shall be effective unless given in writing by the Lender and, if so given by the Lender, shall only be effective in the specific instance in which given.

12. Governing Law. This note is and shall be deemed entered into in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York and no defense given or allowed by the laws of any state or country shall be interposed in any action or proceeding hereon unless such defense is either given or allowed by the laws of the State of New York. The Borrower acknowledges and agrees that this note is, and is intended to be, an instrument for the payment of money only, as such phrase is used in ss.3213 of the Civil Practice Law and Rules of the State of New York, and the Borrower has been fully advised by its counsel of the Lender's rights and remedies pursuant to saidss.3213.


                                      -22-
360268.1

13. Venue and Jurisdiction. The Borrower agrees to submit to the non-exclusive personal jurisdiction in the State of New York in any action or proceeding arising out of this note. In furtherance of such agreement, the Borrower hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Borrower in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Borrower by registered or certified mail to, or by personal service at, the last known address of the Borrower, whether such address be within or without the jurisdiction of any such court. The Borrower hereby agrees that the venue of any litigation arising in connection with the indebtedness, or in respect of any of the obligations of the Borrower under this note, shall to the extent permitted by law, be in New York County.

14. WAIVER OF TRIAL BY JURY. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND THE LENDER, BY ITS ACCEPTANCE OF THIS NOTE, IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE AND ANY OBLIGATIONS RELATED THERETO.

15. Article Fourth of Second Restated Certificate of Incorporation. The rights of Lender hereunder shall be subject to the terms and conditions of Article Fourth of Borrower's Second Restated Certificate of Incorporation, as the same may be amended or restated from to time, including, without limitation, the provisions of such Article Fourth with respect to the (i) "Restrictions of Transfer to Preserve Tax Benefit; Exchange for Excess Stock" contained in Article Fourth A(4),
         (ii) requirement for legends to be affixed to each certificate for Common Stock contained in Article Fourth (A)(5) and (iii) preferences, qualifications, limitations, restrictions and rights of Excess Stock contained in Article Fourth (B).

16.      Miscellaneous.

         a. All payments hereunder shall be made by wire transfer of immediately available federal funds to such account as the holder of this note shall specify from time to time by notice in writing to the Borrower.

         b. This note may not be prepaid without the written consent of the holder hereof. An exchange or conversion of this note in accordance with the terms hereof shall not be deemed to be prepayment hereof.


                                      -23-
360268.1

         c. All notices permitted or required to be given to the holder of this Note shall be deemed to have been duly given if delivered personally, or by telecopy (if the sender on the same day sends a confirming copy of such notice by a nationally recognized overnight delivery service, charges prepaid), if sent by certified or registered mail or nationally recognized overnight delivery service, postage prepaid to such holder at its last address shown on the books of the Borrower.

         d. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or any national holiday, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on this note.

         e. If a mutilated note is surrendered to the Borrower, or if a holder of this note claims this note has been lost, destroyed or willfully taken and provides an indemnity bond or agreement or other security sufficient, in the reasonable judgment of the Borrower, to protect the Borrower and any of its officers, directors, employees or representatives from any loss which any of them may suffer if this note is replaced, then the Borrower shall issue a replacement note of like tenor and dated the date to which interest has been paid on the mutilated, lost, destroyed or taken note.

         f. The Borrower shall keep at its principal office a register in which the Borrower shall provide for the registration of this note and of transfers of this note. Upon surrender of this note for transfer at the principal office of the Borrower, duly endorsed or accompanied by a written instrument of transfer duly executed by the holder hereof or its attorney duly authorized in writing, the Borrower shall execute and deliver in the name of the designated transferee a new promissory note in a principal amount equal to the unpaid principal amount of, and dated the date to which interest has been paid on, this note, and otherwise in the form of this note.

         g. This note and the rights hereunder (or any portion thereof) are not assignable or transferable by the Lender except as follows:

                  i. upon the prior consent of Borrower, which consent shall not be unreasonably withheld or delayed;

                  ii. upon notice to Borrower, to any affiliate of Lender or any other party to the Note Purchase Agreement (including Designee parties thereto); or


                                      -24-
360268.1

                  iii.     the occurrence of an Event of Default.

                  In the case of any such assignment or transfer, the Borrower shall, at its expense and upon written request of the holder of this note and surrender of this note for such purpose, issue a new note in exchange therefor in a principal amount equal to the then unpaid principal amount of this note and substantially in the form of this note and dated the date immediately following the record date for the most recent Triggering Dividend. The Borrower may not assign or transfer its rights or obligations (or any portion thereof) under this note.

         IN WITNESS WHEREOF, the Borrower has duly executed this note as of the day and year first above written.

                                  FACTORY STORES OF AMERICA, INC.



                                  By:  /s/ C. Cammack Morton
                                     --------------------------------
                                      Name:   C. Cammack Morton
                                      Title:  President and Chief
                                              Operating Officer




                                      -25-
360268.1